Exhibit 4.l

Fidelity & Guaranty Life Insurance Company

SPECIFICATIONS PAGE–FREE WITHDRAWAL

Free Withdrawal Start Year: Contract Year [1]

Contract Year	Free Withdrawal Percentage	Free Withdrawal Basis
[1]	[5%]	[Premium]
[2]	[10%]	[Premium]
[3]	[10%]	[Account Value at beginning of Contract Year]
[4]	[10%]	[Account Value at beginning of Contract Year]
[5]	[10%]	[Account Value at beginning of Contract Year]
[6]	[10%]	[Account Value at beginning of Contract Year]
[7]	[10%]	[Account Value at beginning of Contract Year]
[8]	[10%]	[Account Value at beginning of Contract Year]
[9]	[10%]	[Account Value at beginning of Contract Year]
[10]+	[100%]	[Account Value]

[1]

SPEC-RILA-FW (05-22)